UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
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ING MUTUAL FUNDS
(Name of Registrant as Specified In Its Charter)

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ING International Value Equity Fund

(the “Fund)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

We recently distributed proxy materials regarding the Special Meeting of Shareholders scheduled for March 12, 2013.  Our records indicate that we have not yet received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.  By voting now you will help save on the cost of additional solicitation.

You may think your vote is not important, but it is critical to hold the meeting, so please vote immediately.  You and all other Fund shareholders will benefit from your cooperation.

The Fund’s Board of Directors recommends a vote “FOR” the proposal to approve a new sub-advisory agreement between ING Investments, the investment adviser to the Fund and ING IM, the Fund’s proposed sub-adviser. A copy of the Proxy Statement is available by calling the toll free number shown below.

1-866-434-5625

Voting takes only a few minutes.  Thank you for your participation in this important matter.

The Fund has made it very easy for you to vote.  Choose one of the following methods:

1.              Speak to a live Representative by calling 1-866-434-5625. We can answer your questions and record your vote (Open:  M-F  9am -11pm, Sat 12pm - 6pm ET).

2.              Log on to www.proxyvote.com, enter your control number printed on your proxy card, and vote by following the on-screen prompts.

3.              Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.

4.              Mail In your signed card in the postage-paid envelope provided.

Your vote is needed immediately!  Please vote now to be sure your vote is received in time for the March 12, 2013 Special Meeting of Shareholders.